Exhibit 99.1
ATG FOURTH QUARTER 2009
CONFERENCE CALL SCRIPT
Following operator remarks...
KIM:
■	Good morning everyone and thank you for joining ATG’s investor conference call to discuss our fourth quarter 2009 financial results. Speaking today will be Bob Burke, ATG’s President and CEO, and Julie Bradley, ATG’s Chief Financial Officer.

■	This call will discuss information about ATG’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995.

■	Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in our annual and quarterly reports on file with the Securities and Exchange Commission. Our SEC filings can be accessed free of charge from the “Investors” section of our website at www.atg.com.

■	In addition, any forward-looking statements represent our views only as of today, February 1st, 2010. These statements should not be relied upon as representing our views as of any subsequent date. While we may elect to update our forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

■	During this call, we will refer to non-GAAP financial measures. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is available in our financial results press release, which was issued this morning. A copy of this release can be accessed in the “Investors” section of our website.

■	Now, let me turn the call over to Bob.
BOB:
■	Thanks, Kim.

■	Good morning everyone and thanks for joining us. I am going to start off today’s call with a review of our fourth quarter and full-year 2009 results and business highlights. Then, I’ll talk a little bit about our recent acquisition of InstantService as well as this morning’s announcement of our equity offering. Then I’ll hand the call over to Julie for the financial discussion and outlook for 2010.

■	Once again, ATG outperformed this past quarter capping off a record year of revenue and profit for the Company. Our ability to achieve these impressive results amidst a difficult economy is a testament to the positive trends in e-commerce, ATG’s leadership position, and our ability to execute as an organization.

■	In Q4 fourteen new companies chose ATG commerce. Among the new and existing customers were Canal +, Fifth Third Bank, Gordon Foods, Kaiser Permanente, MeadWestvaco, Time Warner, and Woolworths.

■	We won a diverse set of deals across our target industries for commerce including retail, telco, consumer products manufacturing and media and entertainment.

■	Starting with retail, we expanded our relationship with DSW and won new customers Sur La Table and Backcountry.com.

■	Sur La Table’s decision to replace a smaller SaaS e-commerce player with ATG was driven by its growth plans. Currently they have multiple technologies running the commerce site, the gift registry and culinary site. Sur La Table selected ATG for our cross-channel capabilities as well as our scalability and merchandising functionality. Once live, this site will also be hosted by ATG.

■	Backcountry.com, a Liberty Media company and premier online retailer of outdoor gear, purchased our platform to power their innovative multi-brand e-commerce initiatives, replacing their internally developed sites. This fast-growing outdoor gear retailer will manage highly personalized, interactive experiences for its 11 branded Web sites using ATG Commerce.

small commerce provider in Europe. They require a unified platform with flexible business user tools in order to gain full control over their brand and achieve their long-term growth objectives.
■	Taking a look at the telco sector, Vodafone and Sprint significantly expanded their relationships with ATG and Telus signed on as a new customer during the quarter.

■	Telus, the second largest telco in Canada, selected our platform to manage the increased complexity in their business. They require a robust, scalable platform to manage and maintain multiple offerings to a large group of consumers with differing needs. Our personalization and merchandising applications were key to this win.

■	Our Optimization Services team had continued success in adding new enterprise customers with higher recurring revenue. Farmers Insurance Group, Live Nation and Priceline are just a few of the new customers who signed during the quarter.

■	We also saw increased momentum in our cross-selling efforts. AutoZone DirectWines, Hutchison, and Musician’s Friend are a select few of our commerce accounts that added ATG Optimization Services.

■	Earlier this month, we announced our acquisition of InstantService, a privately held Seattle-based company. InstantService is a leading SaaS provider of chat solutions for more than 300 customers including Charter Communications, DISH Network, McAfee, REI and United Airlines. Their

chat solution has the scalability to meet the demanding needs from customers such as Intuit and H&R Block during tax season. In addition, they also have a robust email response management and a mobile chat solution that further strengthens ATG’s position in the live help market.
■	Our vision for the Optimization Services business over the next several years is to continue to add SaaS solutions that can optimize cross-channel commerce and service. These solutions will be incorporated into a single business console to deliver measurable, actionable results and analytics. We plan to acquire, partner and build out these solutions which will augment our commerce platform and current portfolio of live help, lead tracking and automated merchandising capabilities.

■	I’d like to talk for a moment about the registration statement we filed earlier this morning to offer 25 million shares of common stock to the public market. ATG has not raised capital since our IPO in 1999. To date, we have supported our growth through cash flow from operations and two accretive stock acquisitions. Our future plans are to accelerate growth through market leading product development, geographic expansion and strategic acquisitions. In order to achieve these aggressive goals, we need access to capital allowing us to be nimble and opportunistic in a rapidly expanding global e-commerce market.

■	Before I turn the call over to Julie, I’d like to comment on what we’re seeing in the market.

■	Given that 2009 was another year of growth amidst a challenging economy speaks to the strength of our sector.

■	Coming off a successful holiday season in which web sales increased 15% in the U.S., the online channel remains a strategic focus and area of investment at organizations across our target industries. In fact, Forrester Research recently reported that 49% of the retailers they surveyed selected e-commerce platforms as their number one priority for technology investment in the coming year.

■	Companies are also facing increased complexity in dealing with consumers and need to effectively leverage all channels including the web, in-store, mobile, call centers and kiosks to ensure a consistent experience and ultimately higher sales. Opportunities for cross-channel commerce continue to increase with the onset of additional handheld devices including new Android-based phones and the Apple iPad. Companies will need to implement a unified cross-channel, selling solution to meet evolving consumer demands. We believe the investments we’ve made in our cross-channel capabilities — most recently in mobile and social commerce — give us a significant competitive advantage in the market.

■	These market dynamics coupled with our strong pipeline and sales activity give us confidence that 2010 and beyond will be periods of continued, impressive growth for ATG.

■	Now I’ll turn the call over to Julie.

JULIE:
■	Thanks, Bob.

■	As Bob just highlighted, ATG had a very strong finish to a record year.

■	Q4 revenue grew 9% year-over-year to $49.7 million, and above our guidance range of $45 million to $48 million. For the full year, revenue increased 9% to $179.4 million.

■	Geographically, fourth quarter international revenue accounted for approximately 31% of total revenue, in line with the year-ago quarter.

■	In Q4, product license bookings, defined as the sale of perpetual licenses, grew 8% to $17.5 million, and at the high end of our guidance range. For the full year, product license bookings were $56.9 million, an 8% increase over 2008.

■	This past quarter, 29%, or $5.1 million of our product license bookings, were deferred and will be recognized ratably. For the full year, we deferred 38%, or $21.4 million of our product license bookings.

■	License average sales price, or ASP, was $500,000 compared to $474,000 in the third quarter and $769,000 in Q4 of 2008. We had three 7-figure license deals and no customers that were in excess of 10% of quarterly revenue.

■	In Q4, recurring service revenue, which includes support and maintenance and on demand recurring services, grew 12% year-over-year to $26.5 million, and came in above our guidance range of $25 million to $26 million. For the full year, recurring services revenue grew 8% over 2008 to $98.5 million.
■	In Q4, our support and maintenance business increased 12% year over year to $13.1 million. For the full year, support and maintenance grew 7% to $48.9 million. Renewal rates in our support and maintenance business were greater than 90% for Q4 and full-year 2009.

■	Our on demand recurring services revenue, which includes ATG Commerce OnDemand and our Optimization Services, grew 11% year over year to $13.4 million. For the full year, on demand recurring services increased 9% to $49.5 million.

■	Recurring services gross margin was 63% for the fourth quarter compared to 64% in the year ago quarter. Recurring services gross margin was 63% for the full year, in-line with 2008.

■	Professional and educational services revenue for the quarter was $6.2 million, and within our guidance range of $6 million to $7 million. For the full year, professional and educational services revenue came in at $26.5 million, in-line with 2008 revenue as we’ve continued to leverage our partner ecosystem.

■	The professional and educational services gross margin was 11% for the fourth quarter. This was below our guidance of approximately 15% due to lower utilization rates caused by our customers locking down their sites earlier than anticipated. Professional and educational services gross margin was 16% for the full year compared to 2% in 2008. In 2009, we made significant progress on improving our Professional and Educational services gross margins through improved utilization rates, lower contractor expense and the investments we’ve made, and continue to make, in our partner network.
■	GAAP gross margin was 68% for the fourth quarter, up from 67% in the year-ago quarter and above our previously stated guidance of mid-60% range. GAAP gross margin was 66% for the full year, up from 62% in 2008.

■	Operating expenses for the fourth quarter were $27.6 million, and above our guidance range of $26 million to $27 million. Opex for the quarter came in above our guidance range due to several factors including transaction costs related to the InstantService acquisition and higher variable compensation related to a strong license bookings quarter.

■	For the full year, operating expenses increased just 3% year-over-year. We are extremely pleased with our ability to contain costs over the last year. Through these efforts we were able to achieve 9% revenue growth with expanding gross margins and essentially flat operating expenses. In addition we were still able to continue to add 43 employees to key positions in the Company.

■	Our ending headcount this past quarter was 545 employees, up from 537 employees at September 30th.

■	GAAP net income was $5.2 million, or $0.04 per diluted share and above our guidance range of $3 million to $5 million. For the full year, GAAP net income was $16.8 million, or more than three times our GAAP net income in 2008.

■	Non-GAAP net income was $8.2 million, or $0.06 per diluted share, and above our guidance range of $6 million to $8 million. For the full year, non-GAAP net income increased 57% to $27.5 million compared to 2008.

■	Capital Expenditures, or capex, for the fourth quarter was $660 thousand or 1% of revenue. Capex for the full year was $5.3 million, or 3% of revenue.

■	Looking at the balance sheet.

■	Our balance of cash, cash equivalents and marketable securities at December 31st was $85.5 million, a 9% increase over $78.1 million on September 30th and a 39% increase over $61.4 million on December 31, 2008.

■	Days Sales Outstanding, or DSOs, were 75 days, up from 70 days in the year-ago quarter.

■	The percentage of our account receivables that are less than 60 days old at December 31st was 97%, and significantly better than our target range of 85% to 90%.

■	Cash flow from operations was $7.2 million, and above our guidance range of $4 million to $6 million. For the full year, cash flow from operations came in at $30.2 million.

■	Now I’d like to spend a few minutes talking about our outlook and financial guidance.

■	Our pipeline for future e-commerce sales is at an all time high in regards to both quantity and quality. We have seen a marked increase in lead generation activities — such as white paper downloads, attendance at our recent customer event and inbound requests for product information. All of this gives us confidence in continued growth and profitability for 2010.

■	Last year, in the midst of economic uncertainty, we made the decision to offer only quarterly guidance. Based on our confidence in the business and the fact that over two-thirds of our revenue is either recurring or ratable, providing good visibility, we have decided to provide annual guidance in addition to more detailed quarterly guidance.

■	Our guidance for the full-year 2010 is as follows:

■	Product license bookings are expected to increase approximately 5% to 10% from 2009.

■	Total revenue is expected to be in the range of $197 million to $203 million, a 10% to 13% increase over 2009. This guidance includes approximately $5 million to $6 million of recurring revenue from our acquisition of InstantService, net of a deferred revenue purchase accounting adjustment. It also assumes that the funding associated with the Cleverset government business expires as originally planned. The revenue from this business was approximately $3 million in 2009. Taking into account these two adjustments, our anticipated organic growth rate is 9% to 12%.
■	GAAP net income is expected to be $14 million to $17 million, not including any impact from potentially releasing our deferred tax asset valuation allowance.

■	There is a possibility that we will release our valuation allowance in the second half of 2010. We are still in the process of sizing the impact of the release and concluding on whether it will be a full release or a partial release. When and if this occurs, it will be a one-time non-cash event. It will not impact our cash tax rate. Our current cash tax rate is approximately 11% of pre-tax GAAP net income. We are currently paying taxes in certain foreign jurisdictions where our net operating losses have been depleted and AMT in the U.S. We estimate that our cash tax rate will remain in this range for the next several years.

■	Stock-based compensation will be approximately $13.0 million and amortization of acquired intangibles will be approximately $4.3 million. Allocation of these items will be consistent with historical trends.

■	Non-GAAP net income is expected to be in the range of $32 million to $35 million, or $0.23 to $0.26 per diluted share based on our current shares outstanding. Assuming our equity offering we announced this morning closes, non-GAAP EPS is expected to be in the range of $0.20 to $0.22 per diluted share.
■	Cash flow from operations is expected to be in the range of $37 million to $41 million.

■	Capital expenditures, or capex, is expected to be 5% or less of revenue.

■	Now taking a closer look at the first quarter.

■	We expect product license bookings to increase 5% to 10% over the first quarter of 2009. We are forecasting that approximately 30% of our product license bookings will be deferred and recognized ratably and approximately $4 million to $4.5 million will be recognized from previously deferred license revenue.

■	Recurring services revenue is expected to be in the range of $25.5 million to $26 million. This guidance includes approximately $500,000 of revenue from our acquisition of InstantService, net of the deferred revenue purchase accounting adjustment. This adjustment is most significant in the initial quarter following an acquisition and decreases in size in subsequent quarters. We expect GAAP gross margins for recurring services in the low 60% range.

■	Professional and educational services revenue is expected to be in the range of $4.5 million to $5.0 million with GAAP gross margins of approximately

5%. Our professional services team recently won a couple of long-term fixed priced engagements. This results in revenue and direct cost deferrals. We estimate the impact for Q1 to be approximately $1.5 million in revenue and approximately 10 percentage points of gross margin.
■	Total revenue is expected to be in the range of $43 million to $45 million and total GAAP gross margin percentages to be in the mid 60% range.

■	We expect operating expenses will be approximately $27 million to $28 million. Sales & marketing and G&A expenses as a percent of revenue will be consistent with 2009 levels. However, we have decided to accelerate our research & development activities this year. Cross-channel commerce is taking hold and we are accelerating our leadership. The result is that we expect R&D expenses will be 18% to 20% of revenue as compared to 16% to 18% in 2009.

■	GAAP net income is expected to be in the range of $1 million to $3 million.

■	Stock-based compensation will be approximately $2.5 million and amortization of acquired intangibles will be approximately $1.1 million. In the first quarter, we expect to take a facility-related restructuring charge of approximately $500,000 related to the acquisition of Instant Service.

■	Non-GAAP net income is expected to be in the range of $5 million to $7 million, or $0.04 to $0.06 per diluted share based on our current shares outstanding. Assuming our equity offering closes, non-GAAP EPS is expected to be in the range of $0.03 to $0.05 per diluted share.
■	Cash flow from operations is expected to be $8 million to $10 million.

■	I would like to remind everyone that this guidance is based on our projections as of today, February 1, 2010. We do not undertake any obligation to update these estimates after today’s call.

■	With that, Bob and I would like to open the call to your questions.
Following Q&A session...
■	In summary, we are very pleased with our 2009 results and look forward to seeing many of you on the road this week and throughout the quarter. Thanks again for joining us this morning.

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